                                                                 EXHIBIT - 10.23

                             SEVERANCE AGREEMENT AND
                          GENERAL RELEASE OF ALL CLAIMS

      By the terms of this Severance Agreement and General Release of all Claims ("RELEASE") and in consideration of the promises made herein and for good and valuable consideration described below, intending to be legally bound, the undersigned STANLEY GOMAN ("GOMAN"), on behalf of himself, his heirs, executors, administrators, and assigns, does hereby fully release, acquit and discharge, separately and jointly, MTS, INCORPORATED dba TOWER RECORDS, as well as its officers, directors, shareholders, managers, agents, employees, heirs, affiliates, parent companies, subsidiaries, successors, assigns and all other persons and associations (also referred to as "COMPANY"), from any and all claims, demands, suits, losses, contracts, liabilities, obligations and causes of action, known or unknown, whether in law or in equity, including but not limited to claims for discrimination under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act (ADEA), claims under the Worker Adjustment and Retraining Notification (WARN) Act, wrongful termination, claims under any provision of the California Labor Code, breach of contract, breach of public policy, physical or mental harm or distress or any other claims, which now exist or may arise from any matter, fact, circumstance, happening or thing whatsoever, occurring or failing to occur prior to the execution of this RELEASE, relating to or in any connection with GOMAN'S employment with COMPANY (collectively "Claims") to the full extent permitted by law.

      1. Consideration

      (a) In consideration for the execution of this RELEASE, COMPANY agrees to pay GOMAN the total sum of one million, forty-nine thousand, six hundred seventeen dollars ($1,049,617.00), which amount shall be paid in equal biweekly installments, less applicable payroll deductions consistent with GOMAN's most recent W-4 form on file with COMPANY, over thirty-five (35) months beginning with the next scheduled payroll date that is eight (8) calendar days after the COMPANY receives the executed RELEASE.


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                                                         EMPLOYEE'S INITIALS ___

      (b) As further consideration for this RELEASE, COMPANY agrees to forgive all merchandise debt or other personal loans extended by COMPANY to GOMAN as of October 14, 2002, provided that GOMAN is responsible for all tax withholding and tax liability resulting from such debt and loan forgiveness.

      (c) As further consideration for this RELEASE, COMPANY agrees to pay continuation of Company provided Health Insurance coverage (includes medical, vision and dental) for GOMAN and his dependents for twelve (12) months, beginning the first date of the first month following the Termination Date (defined below) as long as GOMAN elects COBRA continuation coverage and as long as COMPANY continues to provide these coverages to its employees. The necessary forms for COBRA continuation coverage will be provided by MTS' Human Resources department as required by law.

      (d) COMPANY further agrees to pay up to $6,000 for GOMAN to utilize three
(3) months of executive-level out-placement assistance provided by Right Management Consultants provided that said service is utilized on or before December 2003.

      (e) COMPANY agrees that GOMAN and his wife may receive employee discounts (to the extent that employees continue to receive said discounts) with COMPANY for life, not to exceed one thousand ($1,000) dollars of discounted merchandise purchased per calendar year. GOMAN agrees to monitor the purchases made by himself and his wife to ensure that no more than one thousand ($1,000) dollars of discounted merchandise is purchased in any given calendar year.

      (f) COMPANY and GOMAN agree that GOMAN shall be entitled to keep twenty-one (21) pairs of the COMPANY season tickets to Sacramento Kings' home games (regular season 2002-2003). The parties agree that GOMAN has already returned the tickets he is not entitled to and has already been given the tickets he may keep. GOMAN retains no further rights to any of the COMPANY's Sacramento Kings tickets.

      (g) The parties agree that the compensation to be paid pursuant to section 1 of this RELEASE is specifically paid and designated to compensate GOMAN fully and totally for his release of any and all


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                                                         EMPLOYEE'S INITIALS ___
known and unknown CLAIMS arising from or associated with his employment or the separation of his employment with COMPANY, except for vested benefits accrued during his employment.

      (h) COMPANY makes no representations as to the taxable status of the consideration paid pursuant to this RELEASE. If at some future date it should be determined by any taxing entity that some portion or all of the amount referenced above should be treated differently, GOMAN agrees to be solely responsible for characterizing, allocating and reporting to taxing agencies the consideration stated herein, and for paying any taxes, assessments, charges or penalties that may be attributable to the consideration.

      (i) GOMAN and COMPANY agree that this RELEASE shall not be construed as a waiver of any rights GOMAN may have under section 2802 of the California Labor Code for indemnification if GOMAN is subject to a third-party claim made arising out of conduct he engaged in within the course of his employment.

      (j) COMPANY agrees to provide one positive letter of recommendation for GOMAN signed by Michael T. Solomon or Russell Solomon, upon request.

      2. GOMAN hereby expressly acknowledges that his employment relationship with COMPANY terminates effective October 18, 2002 ("Termination Date").

      3. GOMAN acknowledges that he has received payment for all wages and other compensation owed to him through the Termination Date, except for his accrued, unused vacation. GOMAN specifically requested that he not be paid his accrued, unused vacation until January 2003 and specifically waives any rights he may have to penalties under section 203 of the California Labor Code because he requested the delay of payment. COMPANY agrees that it will pay GOMAN his accrued, unused vacation in January 2003, on or before January 3, 2003 via mail.

      4. GOMAN covenants that at no time subsequent to the execution of this RELEASE will he file or maintain, or cause or permit the filing or maintenance of, in any state, federal or foreign court, or before any local, state, or federal administrative agency, or any other tribunal, a lawsuit of any kind, nature and character whatsoever, which he may have, has ever had, or may in the future have against


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                                                         EMPLOYEE'S INITIALS ___

COMPANY which is based in whole or in part on any matter relating to or in any connection with his employment with COMPANY, except for vested benefits accrued during his employment.

      5. GOMAN further expressly acknowledges that in executing this RELEASE he is waiving both known CLAIMS, as well as claims that he does not know about. GOMAN expressly acknowledges that this RELEASE constitutes a waiver of all claims of any kind, whether known or unknown, foreseen or unforeseen, suspected or unsuspected; and in furtherance of this intention, GOMAN expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code which provides:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      6. This RELEASE does not constitute an admission of liability or wrongdoing. Neither the execution and delivery of this RELEASE nor any payments nor the performance of any acts in connection therewith shall be construed at any time or place to be an admission by COMPANY that they at any time performed or failed to perform any act, which performance or failure to perform was or is in violation of the rights of GOMAN and/or which performance or failure to perform gives rise to any valid claim for damages or any other relief whatsoever.

      7. GOMAN represents that he has returned to the COMPANY, all COMPANY files, memoranda, documents, records, tapes, computer disks, computers, copies of the above items, credit cards, keys, and any other COMPANY property in GOMAN'S possession. COMPANY acknowledges that GOMAN has received certain items from his MTS office and the parties agree that he is entitled to keep these items.

      8. GOMAN agrees that he shall not disclose, provide or reveal, directly or indirectly, any confidential information, proprietary information, or trade secrets of COMPANY, and that he shall hold such information in the strictest confidence. GOMAN may only reveal such information when compelled to do so by a valid subpoena, court order, or as otherwise compelled by law, but in either case only after


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                                                         EMPLOYEE'S INITIALS ___
providing MTS INCORPORATED's Legal Department with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided as soon as practicable, but in no event less than five (5) business days prior to any such disclosure or, if later, within one business day after GOMAN receives notice compelling such disclosure.

      9. Non-Disparagement - GOMAN agrees that he will not knowingly make, repeat, or authorize any statements, comments, remarks or publications of any type or of any nature which would disparage the reputation of COMPANY, or its current and former directors, officers, employees, and shareholders, or any of them, at any time in the future (collectively, "DISPARAGING REMARKS"). This includes but is not limited to DISPARAGING REMARKS as to any events, circumstances, occurrences, interactions, transactions, observations or dealings of any kind, at any time, involving GOMAN, COMPANY, or both.

      10. GOMAN represents and warrants that no other person had, or has, or claims any interest in the claims referred to in this RELEASE; that he has the sole right and exclusive authority to execute this RELEASE and to receive the consideration therefore; and that he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand relating to the CLAIMS herein.

      11. GOMAN agrees that he shall keep the terms of this Agreement, including the amount of consideration referred to in Paragraph 1, CONFIDENTIAL, and he promises and covenants not to disclose, publicize, or cause to be disclosed or publicized in any manner, directly or indirectly, the terms or conditions of this Agreement except (i) to his accountants, auditors, insurance agents, insurance companies or adjusters, financial advisors, attorneys, and spouse, provided GOMAN first ensures that such persons also agree to this pledge of confidentiality, (ii) to state and federal taxing authorities, and (iii) as legally required when compelled by applicable law (i.e. under subpoena) and then only under the procedures set forth in section 8 of this RELEASE. GOMAN acknowledges that confidentiality is a key and material provision of this RELEASE and that a violation of this provision could result in significant


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                                                         EMPLOYEE'S INITIALS ___
consequences to COMPANY and shall be considered a material breach of the RELEASE, providing COMPANY with all available remedies under law.

      12. GOMAN agrees that he will cooperate with COMPANY with regard to defending or prosecuting any future claims, lawsuits or actions which arose during GOMAN'S employment with COMPANY, which may require GOMAN'S testimony, deposition, or advice. COMPANY will reimburse GOMAN for any reasonable travel related expenses he incurs in conjunction with said cooperation providing that GOMAN obtains preapproval for said reimbursement from Michael Solomon or the highest level employee in MTS' human resources department prior to incurring the expense.

      13. GOMAN expressly states that he has read this RELEASE and understands all of its terms. GOMAN represents and acknowledges that he has not relied on any oral or other extraneous representations in agreeing to execute this RELEASE and that this RELEASE is executed voluntarily and with full knowledge of its significance.

      14. ACKNOWLEDGEMENTS:

            (a) GOMAN understands, represents and acknowledges that COMPANY has given him forty-five (45) days to consider whether or not to execute this RELEASE;

            (b) GOMAN understands, represents and acknowledges that he has been encouraged to consult with a financial advisor, accountant, attorney and/or other advisor before deciding whether or not to sign this RELEASE. COMPANY encourages GOMAN to seek legal counsel before entering into this RELEASE.

            (c) After executing this RELEASE, GOMAN understands, represents and acknowledges that he has seven (7) calendar days from the date of execution ("revocation period") to revoke his agreement to the terms of this RELEASE. The parties agree and understand that any revocation under this provision must be in writing and received (facsimile acceptable) by Shauna Pompei, V.P. Compensation and Benefits, 2500 Del Monte Street, West Sacramento, CA 95691 (facsimile - 916-373-2434), by 11:59 p.m. on the last day of the revocation period;


                                      - 6 -
                                                         EMPLOYEE'S INITIALS ___

            (d) GOMAN agrees, understands and acknowledges that at the time he was presented with this RELEASE he was provided with a document entitled EXHIBIT A, which provided the following information: (1) any class, unit or group of individuals covered by the REDUCTION IN FORCE, the eligibility factors for the REDUCTION IN FORCE, and the time limits applicable to the REDUCTION IN FORCE program; and (2) the job titles and ages of all individuals eligible or selected for the REDUCTION IN FORCE and the ages of the individuals in the same job classification or organizational unit who were not selected for the REDUCTION IN FORCE; and

            (e) that in exchange for the consideration given to GOMAN in this RELEASE, GOMAN is waiving any known or unknown claims for age discrimination including, but not limited to, claims for age discrimination under the California Fair Employment and Housing Act and Federal Age Discrimination in Employment Act.

      15. This RELEASE is the entire agreement between the parties related to the termination of GOMAN'S employment with MTS, Incorporated. This RELEASE may not be modified or changed in any manner nor may any provision of it or any legal remedy with respect to it be waived except by a writing signed by GOMAN and the then current President of the Company.

      16. This RELEASE shall be construed under the laws of the State of California. Venue for any dispute, mediation or arbitration related to this RELEASE shall be in Sacramento County, California.

      17. Challenging the Releases Contained Herein

      Should GOMAN attempt to legally challenge the enforceability of any part of the releases contained in this RELEASE, GOMAN must first do the following:
(a) prior to initiating any challenge regarding the enforceability of any release contained within this RELEASE, deliver a certified or cashier's check to the COMPANY equal to all monetary benefits he has received pursuant to this RELEASE, and (b) provide to the COMPANY in writing a statement that all future benefits or payments that EMPLOYEE is to receive from the COMPANY pursuant to this RELEASE shall be suspended


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                                                         EMPLOYEE'S INITIALS ___
pending the results of the challenge of enforceability. COMPANY shall deposit the amount that GOMAN has repaid and any payments due during the suspension period in an interest bearing account pending the determination of enforceability. If the RELEASE is determined to be enforceable, COMPANY will pay GOMAN the amount in the interest bearing account and end the suspension of payments, unless otherwise agreed in writing by the parties. If the RELEASE is determined to be unenforceable, the amount in the interest bearing account shall be paid back to the COMPANY and the suspension of any future benefits or payments shall become permanent, unless otherwise agreed in writing by the parties.

      18. Dispute Resolution, Claims Related to Release

      Employee and Company agree that any future dispute over this RELEASE, its terms, or its enforceability shall be resolved under the following procedures:

            (a) The party making a claim or grievance shall present such claim or grievance and the relief requested to the other party in writing.

            (b) If the other party does not agree to the relief requested or otherwise satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to non-binding mediation before a mediator jointly selected by the parties. If the parties cannot agree on a mediator, a mediator shall be appointed by the Judicial Arbitration and Mediations Service (JAMS). The costs of the mediation shall be borne equally by the parties.

            (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. Any such dispute shall be submitted to the American Arbitration Association for binding arbitration. The arbitration shall be conducted by an arbitrator approved and agreeable by both parties, or if no agreement can be reached, then selected in accordance with the Employment Rules of the American Arbitration Association. The arbitrator shall have the authority to resolve the dispute and interpret the RELEASE. The arbitrator shall not have authority to add to, modify, blue-line, change or disregard any lawful terms of this Agreement or to issue


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                                                         EMPLOYEE'S INITIALS ___
an award that is contrary to California law. The prevailing party in any such controversy or claim shall be entitled to reasonable attorneys' fees for actual hours worked at a reasonable rate, without any premium or multiplier. The parties shall share in the cost of the arbitration equally, unless otherwise ordered by the arbitrator for good cause. GOMAN and COMPANY agree that if one party submits a claim to arbitration that each party will be required to pay directly to the arbitrator and/or arbitration organization one-half of the filing and forum fees as required by the arbitrator and/or arbitration organization.

            (d) Arbitration shall be the exclusive final remedy for any dispute between the parties relating to the breach, enforceability, or interpretation this RELEASE.

      19. Dispute Resolution - Claims Not Related to Release

      GOMAN and COMPANY agree that in the event there are any future disputes between the parties not related to the enforceability, breach, or interpretation of this RELEASE, said disputes shall be resolved as indicated in the preceding section, including an award of all reasonable actual attorneys' fees to the prevailing party. However, in claims not related to this RELEASE, if mediation is unsuccessful the dispute shall be resolved not through arbitration, but instead, through the appropriate court of law, without a jury, instead of the arbitration provisions above. The parties recognize that they are both waiving certain rights to trial by jury, and do so knowingly in order to hasten the resolution of any such dispute and minimize costs.

      20. GOMAN and COMPANY each understand and agree that if any provision of this RELEASE is found to be unenforceable, all other portions shall remain fully enforceable to the extent permitted by law.


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                                                         EMPLOYEE'S INITIALS ___

           PLEASE READ CAREFULLY - RELEASE OF KNOWN AND UNKNOWN CLAIMS

      I agree to all of the foregoing without reservation.

      Executed at ________________________, this ____ day of ____________,2002.


                                            ____________________________________
                                            STANLEY GOMAN

      Executed at ________________________, this ____ day of ____________,2002.


                                            MTS, INCORPORATED

                                            ____________________________________
                                            By:
                                            Its:

                 CERTIFICATE OF ACKNOWLEDGMENT OF NOTARY PUBLIC

STATE OF CALIFORNIA         )

                            )        ss:

COUNTY OF                   )

      ON __________________________, 2002, STANLEY GOMAN appeared before me, the undersigned, personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument, and that be his signature on the instrument, the person executed the instrument. I declare under penalty of perjury that the person whose name is subscribed to this instrument appears to be of sound mind and under no duress, fraud, or undue influence.

         WITNESS my hand and official seal.


         _________________________________________
                      Notary Public


                                     - 10 -
                                                         EMPLOYEE'S INITIALS ___

                                    EXHIBIT A

      The following information is provided to you in accordance with the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 626(f)(1)(H).

      1. The class, unit, or group of individuals covered by this program are as follows:

            Executive employees affected by the reorganization of the Company headquarters in West Sacramento, California, occurring on or about October 14, 2002.

      2.    The eligibility factors for this program are as follows:

            Those executive employees terminated as a result of the reorganization of the Company headquarters in West Sacramento, California on or about October 14, 2002.

      3.    The time limits applicable to this program are as follows:

            The employees were notified of their layoff on or about October 14, 2002. The employees will each have 45 days to consider the severance package presented to them after negotiations are complete.

      4. The job titles and ages of all individuals affected or selected for the reorganization are as follows:

TITLE                                                     AGE
-----                                                     ---
Chief Operations Officer/Bayside                          52
Legal Manager/General Counsel                             53
Chief Marketing Officer                                   53
VP & Chief Operating Officer                              54

      5. The job titles and ages of all individuals in the same job classification or organizational unit, who were not affected or selected for the reorganization are as follows:

TITLE                                                     AGE
-----                                                     ---
Chief Information Officer                                 40
Senior V.P - Corporate Development                        45
Chief Executive Officer                                   54
Chairman                                                  77


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                                                         EMPLOYEE'S INITIALS ___

                             SUPPLEMENTAL AGREEMENT

      This AGREEMENT is between STANLEY GOMAN, on one hand, and MTS INCORPORATED, on the other hand.

      This Agreement ("AGREEMENT") supplements and modifies the SEVERANCE AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS ("SEVERANCE AGREEMENT") presented to STANLEY GOMAN ("GOMAN") on November 20th, 2002 and already executed on November 20th, 2002 ("Execution Date").

      If GOMAN does not exercise his right to revoke the SEVERANCE AGREEMENT pursuant to section 14(c) of the SEVERANCE AGREEMENT, MTS INCORPORATED ("MTS" or "COMPANY") agrees to pay GOMAN the sum of one million ($1,000,000.00), less mutually agreed upon applicable payroll deductions. Payment shall be made either by wire transfer, or check available for pick-up by GOMAN within eight (8) calendar days after the Execution Date or two (2) business days after this Agreement is fully executed by both parties, whichever comes later.

      COMPANY makes no representations as to the taxable status of the consideration paid pursuant to this RELEASE. If at some future date it should be determined by any taxing entity that some portion or all of the amount referenced above should be treated differently, GOMAN agrees to be solely responsible for characterizing, allocating and reporting to taxing agencies the consideration stated herein, and for paying any taxes, assessments, charges or penalties that may be attributable to the consideration. In addition, GOMAN agrees to indemnify the COMPANY for any and all tax liability or related interest or penalties incurred as a result of any taxing entity finding that the withholdings pursuant to this agreement were insufficient.

      GOMAN agrees that he shall keep the terms of this AGREEMENT, including the amount of consideration paid under this AGREEMENT, CONFIDENTIAL, and he promises and covenants not to disclose, publicize, or cause to be disclosed or publicized in any manner, directly or indirectly, the terms or conditions of this AGREEMENT except (i) to his accountants, auditors, insurance agents, insurance companies or adjusters, financial advisors, attorneys, and spouse, provided GOMAN first ensures that such persons also agree to this pledge of confidentiality, (ii) to state and federal taxing authorities, and (iii) as legally required when compelled by applicable law (i.e. under subpoena). GOMAN acknowledges that confidentiality is a key and material provision of this AGREEMENT and that a violation of this provision could result in significant consequences to COMPANY and shall be considered a material breach of this AGREEMENT, providing COMPANY with all available remedies under law.

      GOMAN expressly states that he has read this AGREEMENT and understands all of its terms. GOMAN represents and acknowledges that he has not relied on any oral or other extraneous representations in agreeing to execute this AGREEMENT and that this AGREEMENT is executed voluntarily and with full knowledge of its significance. GOMAN has been given the opportunity to review this AGREEMENT with an attorney.

      Should GOMAN attempt to challenge any portion of this AGREEMENT, GOMAN agrees that he must deliver a certified or cashier's check to the COMPANY equal to all monetary benefits he has received pursuant to this AGREEMENT before challenging this AGREEMENT. COMPANY shall deposit the amount that GOMAN has repaid in a separate interest bearing escrow account pending the determination of the dispute/grievance. GOMAN further agrees that if the AGREEMENT is challenged all payments due under this AGREEMENT while the dispute is pending will cease and be suspended pending resolution of the dispute and that such payments shall be made to the escrow account and not to GOMAN. The money in escrow will be distributed in accordance with the parties' agreement, or if no agreement is reached, then in accordance with the arbitrator's decision.

      GOMAN and COMPANY agree that any future dispute over this AGREEMENT, its terms, or its enforceability shall be resolved under the following procedures:

            (a) The party making a claim or grievance shall present such claim or grievance and the relief requested to the other party in writing.

            (b) If the other party does not agree to the relief requested or otherwise satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to non-binding mediation before a mediator jointly selected by the parties. If the parties cannot agree on a mediator, a mediator shall be appointed by the Judicial Arbitration and Mediations Service (JAMS). The costs of the mediation shall be borne equally by the parties.

            (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. Any such dispute shall be submitted to the American Arbitration Association for binding arbitration. The arbitration shall be conducted by an arbitrator approved and agreeable by both parties, or if no agreement can be reached, then selected in accordance with the Employment Rules of the American Arbitration Association. In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and any decision must be consistent with the law of California and supported by findings of fact and conclusions of law. The arbitrator shall have the authority to resolve the dispute and interpret this AGREEMENT. The arbitrator shall not have authority to add to, modify, blue-line, change or disregard any lawful terms of this AGREEMENT or to issue an award that is contrary to California law. The prevailing party in any such controversy or claim shall be entitled to reasonable attorneys' fees for actual hours worked at a reasonable rate, without any premium or multiplier. The parties shall share in the cost of the arbitration equally, unless otherwise ordered by the arbitrator for good cause.

            (d) Arbitration shall be the exclusive final remedy for any dispute between the parties relating to the breach, enforceability, or interpretation this AGREEMENT.

      This AGREEMENT may not be modified or changed in any manner nor may any provision of it or any legal remedy with respect to it be waived except by a writing signed by GOMAN and the then current Chief Executive Officer of the Company. This

AGREEMENT shall not be effective unless actually signed by BOTH GOMAN and a representative of MTS INCORPORATED actually authorized to enter into this Agreement in the signature line immediately below this paragraph.

      We agree to all of the foregoing without reservation.


      Executed at ________________________, this ____ day of ____________,2002.


                                            ____________________________________
                                            STANLEY GOMAN

      Executed at ________________________, this ____ day of ____________,2002.


                                            MTS, INCORPORATED

                                            ____________________________________
                                            By:
                                            Its:

CERTIFICATE OF ACKNOWLEDGMENT OF NOTARY PUBLIC

STATE OF CALIFORNIA         )
                            )        ss:
COUNTY OF                   )

      ON __________________________, 2002, STANLEY GOMAN appeared before me, the undersigned, personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument, and that be his signature on the instrument, the person executed the instrument. I declare under penalty of perjury that the person whose name is subscribed to this instrument appears to be of sound mind and under no duress, fraud, or undue influence.

         WITNESS my hand and official seal.

         _________________________________________
         Notary Public